                                       Exhibit (10) (iii)(A)19

                   EMPLOYMENT AGREEMENT

         THIS AGREEMENT, effective August 9, 1993, by and between the American Telephone and Telegraph Company, A New York
      Corporation with its headquarters at 32 Avenue of the Americas, New York, New York 10013 (hereinafter called the"Company"), and Richard W. Miller (hereinafter called the "Employee").

         WHEREAS the Employee has accepted employment with the Company; and

         WHEREAS the Company has assigned and appointed the Employee to a Senior Management position as Executive Vice President and Chief Financial Officer of the Company, and in this capacity, Employee will be a member of the Operations Committee and the Management Executive Committee and will report directly to the Chairman of the Board and Chief Executive Officer of the Company.

         NOW, therefore, for and in consideration of the promises and the mutual agreements hereinafter contained, the Company and Employee do hereby agree as follows:

         1. EMPLOYMENT. Subject to the provisions set forth elsewhere in this Agreement, the Company hereby employs the Employee and the Employee hereby accepts employment with the Company as a Senior Manager for the term set forth in Section 2 of this Agreement. Employee represents and warrants that there are no agreements or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to the Company during the term hereof, and that he has not made and will not make any commitment, agreement or arrangement, or do any act in conflict with this Agreement. Such employment shall be upon the terms and conditions hereinafter contained.


         2. TERM OF AGREEMENT. The term of employment hereunder shall be at the will of each party to this Agreement and subject to the terms and conditions thereof commencing on August 9, 1993. Except as expressly set forth herein, the Employee shall have no further rights or entitlements beyond the terms of this Agreement, including but not limited to the right of continued employment.

         3. EMPLOYEE'S COMPENSATION AND BENEFITS. Except as otherwise provided in this Agreement and as more fully set forth hereinbelow, the Employee shall be treated in the same manner as and be entitled to such benefits and other perquisites and terms and conditions of employment as other Senior Managers of the Company at a similar level and with comparable responsibilities.

              (a) BASE SALARY. The Company agrees to pay and the Employee agrees to accept for services to be rendered hereunder and during the term of this Agreement a base salary of not less than $540,000.00 per year, payable in installments on a monthly or other periodic basis in accordance with the prevailing payroll practices of the Company.

              (b)   PERQUISITES.  During the term of this
      Agreement, the Company shall (i) provide the Employee with perquisites of employment as are commonly provided to an Employee of the Company at a similar level and with comparable responsibilities, and (ii) reimburse the Employee for reasonable and necessary business expenses incurred in connection with his employment, in accordance with employee business expense practices applicable to employees of the Company at a similar level and with comparable responsibilities.

              (c) BENEFITS. Subject to the terms and provisions of this Agreement, the Employee shall be entitled to coverage under or benefits in accordance with those employee and Senior Management benefit plans and programs as are made available, or which may subsequently become applicable, to other Senior Managers of the Company at comparable levels. The Employee shall be entitled to five (5) weeks of annual vacation applicable to 1993 and subsequent years. The Employee shall also be entitled to relocate under the terms of the AT&T Management Relocation Plan.

              (d) INCENTIVE PLANS. During the term of this Agreement, the Employee will be eligible for consideration for both long and short term awards pursuant to the terms of the Company's 1987 Long Term Incentive Program and short-term annual incentive arrangements, respectively, (the "Incentive Plans") under the terms of such Incentive Plans as are in effect from time to time. Short-term annual incentives for AT&T Senior Managers currently take the form of AT&T Performance Awards (APA), Merit Awards (MA), Unit Performance Funding (UPF), and Superior Achievement Awards (SAA). Both the UPF and SAA programs are newly instituted in 1993. Award levels under the APA, UPF and SAA programs are predicated on overall corporate performance and award levels under the MA program are determined by individual and team contributions. The Incentive Plans are designed to address the conditions of an ever-changing marketplace. Accordingly, the Company cannot guarantee the continuation of the current Incentive Plan format. Moreover, except as detailed in the next two sentences (for the APA/MA/UPF and SAA) and the following paragraph (for Performance Shares and Stock Options), the Company cannot make a definitive representation regarding the size, if any, of individual Incentive Plan awards in any given year. Employee's 1993 Short Term incentives payable in 1994 will not be prorated to reflect partial service in 1993. Moreover, the sum of all annual cash incentives (i.e. APA/MA/UPF/SAA) paid to Employee in 1994 for 1993 performance will not be less than $250,000.

        The Company will award 7,397 Performance Shares to the Employee as of the effective date of this Agreement under the Company's 1987 Long Term Incentive Program covering the 1993-1995 performance period. In addition and in accordance with the terms of this award, the Employee shall receive quarterly Dividend Equivalents with payment to begin November 1, 1993. Distributions of Long Term Performance Shares will be in accordance with the applicable 1987 Long Term Incentive Program and award provisions. Also, as of the effective date of this Agreement, 25,880 Stock Options will be granted to the Employee under the Company's 1987 Long Term Incentive Program. In addition to the above awards of Performance Shares and Stock Options which represent the 1993 standard grants to a Senior Manager at Employee's level, Employee will be granted: (1) 8,932 Performance Shares attributable to the 1991-1993 performance period and 8,932 Performance Shares attributable to the 1992-94 performance period. Employee shall receive quarterly Dividend Equivalents on these special Performance Share Awards. (2) 50,000 Stock Options, one-third (1/3) of which will vest on the first anniversary, one-third (1/3) on the second and the final one-third (1/3) on the third anniversary of such special grant.

              (e)  SUCCESSOR PLANS AND PROGRAMS.  The
      compensation, incentive and employee/Senior Management benefit and perquisite plans, programs, and practices outlined in this Agreement reflect their current provisions. The Company reserves the right to modify, suspend, change or terminate any such plans, programs or practices at any time. In the event that after the date of this Agreement the Company establishes any new, replacement or additional pension, retirement, disability or annuity plans, programs or practices of incentive compensation for Senior Managers of the Company at comparable levels, the Employee shall also be eligible, at the Company's discretion, for coverage under such pension, retirement, disability and annuity plans, programs or incentive compensation practices in accordance with the terms thereof.

      4. SPECIAL PENSION ARRANGEMENT.

              In the event the Employee's employment is terminated, pursuant to any Employee or Company initiated termination for any reason other than disability or "Cause," eight years or more after the effective date of this Agreement, the Company agrees to provide an immediate special pension benefit based on actual Company Net Credited Service and calculated under the then-existing Company qualified and non-qualified pension formulas (including the AT&T Mid-Career Pension Plan formulas), but without reference to age and service eligibility requirements. Non-qualified pension benefits included in the calculation of this special benefit pension would include the AT&T Non-Qualified Pension Plan and the AT&T Mid-Career Pension Plan (but specifically would exclude the Minimum Retirement Benefit and Surviving Spouse Benefit payable under the AT&T Senior Management Long-Term Disability and Survivor Protection Plan). The special pension benefit amount which results from the application of the AT&T Management Pension Plan formula shall be used as an offset in the calculation of the benefit payable under the alternate formula of the AT&T Non-Qualified Pension Plan. Special pension benefit payments shall be paid to the Employee from Company operating income. The total pension amount which results from application of this Section 4 will be reduced by all amounts actually received by Employee under any other AT&T or subsidiary or affiliated company's qualified or non-qualified pension, retirement, disability or annuity plan, program or practice, except the AT&T Long-Term Savings Plan for Management Employees and the AT&T Senior Management Incentive Award Deferral Plan. Pension benefits payable under this
      Section 4 will be afforded the same "ad hoc" inflation adjustments as may be applicable to the AT&T Non-Qualified Pension Plan from time to time. Moreover, Employee's Company-paid Senior Management Basic Life Insurance Program ("SMBLIP") benefit, equal to one times base salary, will be maintained after such termination as if Employee was eligible for a Service Pension under the AT&T Management Pension Plan. All other terms and conditions of the SMBLIP will continue to apply. Moreover, and following a termination under this
      Section 4, Employee will be entitled to the following post-termination ancillary entitlements, administered in a manner consistent with the then-current (i.e., at Employee's termination of employment and thereafter) treatment of Service Pension eligible Senior Managers and in accordance with the terms and conditions applicable to each Senior Management plan or practice:

         -    COBRA entitlements (as mandated by Federal statutes)

         - Continuation of outstanding Company Stock Options and Performance Shares and continuation of Senior
                    Management Telephone Concession Service, may be provided but only to the extent such benefits are provided to Service Pension eligible Senior Managers at the time Employee terminates employment with the Company.

         5. SPECIAL RELOCATION PROVISION. Employee will be eligible for a special capital loss provision which provides a capital loss benefit equal to the lesser of $200,000 or the actual capital loss sustained by Employee. This amount will be grossed-up for income tax purposes in accordance with the provisions of the AT&T Management Relocation Plan (AT&TMRP). Eligible improvements will be determined in accordance with AT&TMRP provision but ignoring the 50% constraint. Any capital loss benefits payable under the terms of the AT&TMRP are offsets to this special capital loss provision.

         6. POWERS AND DUTIES. The Employee shall devote his full time, interests and abilities to the performance of duties under this Agreement, it being understood in connection therewith that he may, in his discretion and subject to not interfering with his duties and responsibilities hereunder, devote time to civic, public and professional activities and may serve as a Director of other business corporations not engaged in competition with the Company or any subsidiary or affiliate of the Company; provided, however, that he shall not accept directorships on more than three boards of other business corporations; and provided, further, that for purposes of the immediately preceding clause, directorships on the boards of two or more companies with at least 50% common ownership shall count as a single company.

         7. OPERATION OF AGREEMENT. Notwithstanding any other term or provision to the contrary, all rights, benefits and entitlements available under and in accordance with the terms of this Agreement, except for those provided in Sections 4 and 9, are contingent and dependent upon the Employee maintaining and continuing employment as a Senior Manager of the Company.

         8.   RESTRICTIVE COVENANTS.

              (a) COMPETITION. Notwithstanding any other provisions of this Agreement, any and all payments (except those made from Company-sponsored Tax Qualified Pension or Welfare Plans), benefits or other entitlements to which the Employee may be eligible in accordance with the terms hereof, may be forfeited, whether or not in pay status, at the discretion of the Company, if the Employee, at any time without the consent of the Company is employed by, becomes associated with, renders service to, or owns an interest in any business that is competitive with the Company, any subsidiary or affiliate of the Company, or any business in which the Company or any such subsidiary or affiliate has a substantial interest (other than as a shareholder with a non-substantial interest in such business), all as determined by the Company.

              (b) CONFIDENTIALITY. The Employee agrees that he will not, at any time during his employment pursuant to this Agreement or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company, obtained during the course of his employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company. Further, the Employee agrees not to disclose or discuss the terms and provisions of this Agreement with anyone except for his legal and financial advisors and members of his immediate family.

              The Employee agrees that at the time of the termination of his employment with the Company, whether at the instance of the Employee or the Company, and regardless of the reasons therefore, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or affiliate of the Company, except for any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of the Employee's employment.

              (c) Violation by the Employee of any of the provisions of this Section 8 may result, at the discretion of the Company, in the cancellation of all rights and entitlements of the Employee hereunder and shall give the Company any other rights it may have under applicable law to restrict the use of any information and/or documents and/or for the return of any such information and/or documents.

         9.   TERMINATION PROVISIONS.

              (a) If at any time during the period beginning from the effective date of this Agreement and ending three years thereafter, Employee is terminated by the Company for any reason other than Cause or disability the Employee will be entitled to:
               (i)  If Employee is terminated during the
                          first twenty-four months, Employee will
                          receive the higher of (1) $1,080,000 or
                          (2) 200% of Employee's annual base
                          salary rate in effect as of the date of
                          Employee's termination;

               (ii) If Employee is terminated during the 12-
                    month period subsequent to Employees
                          initial 24 months of service, Employee
                          will receive an amount determined in
                          accordance with the following schedule:

                                                 THE GREATER OF:
                                                   PERCENT OF
                  TERMINATION                        ANNUAL
                   IN MONTH       DOLLARS         BASE SALARY
                      25        $1,020,600            189
                      26           961,200            178
                      27           907,200            168
                      28           858,600            159
                      29           810,000            150
                      30           761,400            141
                      31           718,200            133
                      32           680,400            126
                      33           642,600            119
                      34           604,800            112
                      35           572,400            106
                      36           540,000            100

              (b) The Company may terminate the Employee for Cause after written notice specifying the cause of such action shall have been given to Employee by the Company. For purposes of this Agreement, Cause shall mean:

               (i)  Employee's breach of any of the terms of
                          this Agreement;

               (ii) Employee's conviction (including a plea
                          of guilty or nolo contendere) of a
                          felony or any crime of theft, dishonesty or moral turpitude;

               (iii)     Gross omission or gross dereliction of
                               any statutory or common law duty of
                               loyalty to the Company.

              (c) If the Employee terminates his employment with the Company at any time for personal or other reasons or if Employee dies or is terminated because of long-term disability or is terminated by the Company for Cause, as specified in
      Section 9(b) hereinabove, and except as provided in Section 4 of this Agreement, he will be treated in the same manner as any other Senior Manager of the Company without reference to any provision of this Agreement.

              (d) Any payments made pursuant to this Section 9 are subject to: (1) the provisions, restrictions and limitations of Section 8 above, (2) the AT&T Non-Competition Guideline, (3) payable in twelve (12) equal monthly installments commencing the month after the month of termination and (4) subject to Employee signing a standard Release and Agreement not to sue the Company. The form of such Release and Agreement will be that then in use by the Company in connection with terminated Senior Managers.

         10. DISPUTE RESOLUTION. At the option of the Employee or the Company, any dispute, controversy, or question arising under, out of or relating to this Agreement or the breach thereof, shall be referred for decision by arbitration in the State of New Jersey by a neutral arbitrator selected by the parties hereto. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within thirty (30) days after each party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for the appointment of a neutral arbitrator, or, if such Association is not then in existence or does not desire to act in the matter, either party may apply to the Presiding Judge of the Superior Court of any county in New Jersey for the appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or in equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator.

         In the event that the Employee is successful in pursuing any claim or dispute arising out of this Agreement, the Company shall pay all of the Employee's attorneys' fees and costs, including the compensation and expenses of any Arbitrator, unless (1) the Arbitrator, or any court in which litigation is filed, finds the Company to be without liability on material issues raised or (2) the dispute or lawsuit is frivolous in nature. In any other case, the Employee and the Company shall each bear all their own costs and attorney fees, except that the Company shall pay the costs of any Arbitrator appointed hereunder.

         11.  ASSIGNMENT.

              (a)   EMPLOYEE.  This Agreement is a personal
      contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated by him.
              (b) COMPANY. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including but not limited to any subsidiary or affiliate of the Company to which the Employee may be employed or assigned, by or with the consent of the Company. If the Employee is assigned to or becomes employed by any subsidiary or affiliate of the Company during the term of this Agreement, such subsidiary or affiliate shall be considered to have been assigned all rights of the Company and accepted all obligations of the Company hereunder.

         12. TAXES. It is understood that all payments and benefits provided under this Agreement are subject to withholding for applicable federal, state and local income (or similar) taxes.

         13. ENTIRE AGREEMENT ;AMENDMENTS. This Agreement comprises 13 pages, 15 Sections and an Appendix which represents the entire Agreement between Employee and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. No amendments or modifications to this Agreement may be made except in writing signed by the Company, through its authorized representative, and the Employee.

         14. SEVERABILITY. If any provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable this entire Agreement, but rather this entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

         15. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without reference to any applicable conflict of law provisions.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and the Company has affixed its corporate seal as of the day and year first above written.


         Company:


         By:  ______________________
               H. W. Burlingame


         Date: ______________________



         Witnessed:______________________


         Date: ______________________



         Employee:______________________
               Richard W. Miller


         Date: ______________________



         Witnessed:______________________


         Date: ______________________